Exhibit 10.31

HIGHLY CONFIDENTIAL

January 5, 2016

Harald Stock
Philosophenweg 11, 69120
Heidelberg, Germany

Dear Harald:

UK Appointment Letter to OvaScience Limited
This letter summarises the terms of your temporary employment in the United Kingdom with OvaScience Limited (the “Company”), including all particulars required to be given to you in writing under the Employment Rights Act 1996. Throughout the term of your assignment, your employment with the Company will be pursuant to the terms and conditions of your Employment Agreement with OvaScience, Inc. dated January 5, 2016, the Invention and Non-Disclosure Agreement and the Non-Competition and Non-Solicitation Agreement (together the “Employment Agreement”), save as expressly varied below for the duration of the assignment only. For the avoidance of doubt, all of the other terms of the Employment Agreement shall continue in full force and effect.

1.    Employment. You will be employed to serve on a full-time basis as Chief Executive Officer Elect of OvaScience, Inc. (“OvaScience”). In this role, you will report to the current Chief Executive Officer and Chairman of OvaScience. You agree that you shall have such duties and responsibilities as are assigned to you from time to time but that these shall not include UK duties and you shall not (i) make any binding decisions; (ii) sign any documentation; or (iii) otherwise hold yourself out as having the authority to conclude contracts on behalf of the Company, OvaScience or any of its associated entities.

2.     Term.    This assignment will be effective on January 5, 2016, and unless terminated at any time pursuant to Section 10 of the Employment Agreement, will terminate automatically without notice on the earlier of (i) 14 days after you are granted a visa to lawfully work and live in the United States or (ii) June 30, 2016.

3.     Place of Work.

(a)    Your place of work is your home, at the address set forth above, with attendance at conferences and meetings at venues as requested by the Company from time to time. You confirm that you are not in breach of any covenant or agreement in doing work at your home and you shall abide by the provisions of the Appendix attached hereto. You are required to inform the Company as soon as possible if you plan to change your home address and when your home address does actually change.

(b)    It is acknowledged that you will be required to travel outside of the UK for the proper performance of your role.

4.     Remuneration. You will be paid your Compensation, Sign On Bonus and Bonus in accordance with and subject to the terms of Sections 3, 4 and 5 in your Employment Agreement save that as an employee of the Company, you will be on the Company’s payroll and your remuneration shall at all times be subject to applicable taxes and withholdings as required by law and payable in accordance with the Company’s then prevailing payroll practices.

5.     Benefits. During the assignment you will be eligible to participate in the Company’s employee benefit plans on the same terms as similarly situated employees and the benefits referred to at Section 9(b) of your Employment Agreement shall not apply. Further details will be provided to you in due course.

6.    Visa Status. You acknowledge and agree that it is a term of your employment with the Company that you will comply with the terms of Section 17 of the Employment Agreement.

7.     Vacation. Your Vacation will be as set out in Section 7 of your Employment Agreement, plus the relevant proportion of the public/bank holidays during the term of the assignment, and shall be subject to the Company’s vacation policies and practices as in effect from time to time.

8.     Termination. Any entitlement to any severance benefits shall be governed by the terms of Sections 10 and 11 of the Employment Agreement (if applicable) and shall be deemed to include statutory entitlements (if any) under UK law.

9.    Working Time.
(a)     Your normal working hours shall be 9.00am to 6pm on Mondays to Fridays and such additional hours as are necessary for the proper performance of your duties. You acknowledge that you shall not receive any further remuneration in respect of such additional hours.
(b)     You and the Company agree that the nature of your position is such that your working time cannot be measured and, accordingly, that the assignment falls within the scope of regulation 20 of the Working Time Regulations 1998.
10.    Taxes.
(a)    By your signature to this letter, you warrant and represent that:

(i)    for the duration of the assignment you will work and reside wholly outside of the United Kingdom;

(ii)    you are not UK tax resident and you shall not take any action that might alter this status; and

(iii)    to the extent permitted by applicable law, you are solely responsible for any income tax, National Insurance and social security contributions and any other liability, deduction, contribution, assessment or claim arising from or made in connection with your assignment, whether deducted at source or otherwise. You shall further indemnify the Company against all reasonable costs, expenses and any penalty, fine or interest incurred or payable by the Company in connection with or in consequence of any such liability, deduction, contribution, assessment or claim other than where the latter arise out of the Company’s negligence or wilful default.
(b)    The Company will arrange at its cost for professional assistance to prepare and file your U.S., U.K., and German tax filings for the 2016 and the 2017 tax years, as applicable. The cost of such services will be deemed imputed additional income to you to the extent required by applicable law.
11.    Cooperation.    You shall cooperate fully with the Company, OvaScience, its associated entities and its or their professional advisers in the response, defence or prosecution of any assertion, allegation, claim or action now in existence or which may be made or brought in the future against or on behalf of the Company, OvaScience or its associated entities which relate to events or occurrences that transpired while you are employed by the Company. Your full cooperation in connection with such assertion, allegation, claim or action shall include, but not be limited to, being available to meet with counsel to prepare any written document, for discovery or trial and to act as a witness on behalf of the Company, OvaScience or its associated entities at mutually convenient times. You shall also cooperate fully with the Company, OvaScience, its associated entities and its or their professional advisers in connection with any examination or review of any UK, German, federal, state or local regulatory or taxing authority as any such examination or review relates to events or occurrences that transpired while you were employed by the Company. The Company will reimburse you for any reasonable out-of-pocket expenses incurred in connection with such cooperation where such cooperation post-dates your employment.
12.    Other Agreements. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this assignment.
13.    Data Protection. To manage your assignment effectively the Company will need to process personal data relating to you for the purpose of personnel and employment administration. This may include the transfer of data to, and processing by, other offices. By signing this assignment letter, you expressly and unambiguously consent under the UK Data Protection Act, to the processing of this personal data. This is likely to include the provision that, from time to time, such data be transferred to the other offices, including outside of the EEA to the United States. Data will only be released to authorized individuals or service providers for administrative purposes only.
14.    Company Policies and Procedures. As an employee of the Company, you will be required to comply with all Company policies and procedures (including without limit in relation to sick pay, expenses, deductions and the Company’s non-contractual disciplinary and grievance procedures that are available on request). Further, all information technology resources of the Company (including, but not limited to, computers, data and other electronic files, and all internet and e-mail systems) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company materials, resources or information.

15.    Law and Jurisdiction.

(a)    This letter and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

(b)    Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this letter or its subject matter or formation (including non-contractual disputes or claims).

16.    Survival. Paragraphs 10, 11 and 15 of this letter shall survive its termination for any reason.

This letter, the Appendix and the Employment Agreement constitute the entire agreement regarding the terms and conditions of your employment with the Company. Together, they supersede any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment.

If this Agreement correctly sets forth the terms under which you will be employed by the Company, please sign in the space provided below and return it to Thomas Malley, Chair of the Compensation Committee.
Very truly yours,

OVASCIENCE LIMITED

By: __/s/ Jeffrey Young________________
Jeff Young
Director

The foregoing correctly sets forth the terms of my employment with OvaScience Limited. I am not relying on any representations other than as set forth above.

__/s/ Harald Stock_________________________            Date: January 5, 2016
Harald Stock

Appendix
Homeworking

a.	Equipment and insurance

b.	The Company shall provide you for your sole business use with a laptop and related accessories ("Company Property") for the purpose of carrying out your duties.

c.
For the avoidance of doubt, the Company Property shall remain the property of the Company and you shall not permit use of it by any person other than yourself and authorised representatives of the Company.

d.
You shall be responsible for any damage to the Company Property which goes beyond ordinary wear and tear. You are required to report to the Company any such damage or malfunction of the Company Property as soon as you become aware of it.

e.	You shall not cause or permit any act or omission which will invalidate the insurance policy covering the Company Property.

f.	IT and monitoring

g.	You agree to comply with any electronic communications systems or similar policy from time to time in force.

h.
You consent to the Company monitoring and recording any use that you make of the Company's electronic communications systems for the purpose of ensuring that the Company's rules are being complied with and for legitimate business purposes. You shall comply with any electronic communication systems policies that the Company may issue from time to time.

i.	Confidential information and data protection

j.	You are responsible for ensuring the security of confidential information in your home. In particular, you undertake to:

i.	lock your computer terminal whenever it is left unattended;

ii.	ensure any wireless network used is secure;

iii.	keep all papers in filing cabinets that are locked when not in use; and

iv.	comply with any data protection policy the Company may issue from time to time in force regarding the retention of personal data.

k.	Health and safety

l.
You agree to comply with all health and safety guidelines and instructions which the Company may give to you from time to time and to complete without delay all health and safety questionnaires that the Company may send to you from time to time.